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EXHIBIT 10.2
                     FREEDOM - EAGLE RANCH HOUSING PARTNERS
                        A CALIFORNIA LIMITED PARTNERSHIP

                         LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT is made and entered into as of this 1st day of May, 1996, by and between INCO HOMES CORPORATION, a Delaware corporation ("Inco Homes" or the "General Partner" herein)and JULIA CONSTRUCTION INC., a California corporation ("Julia" herein), FRED E. LIAO ("Mr. Liao" herein), and BOB C. CHANG ("Mr. Chang" herein) (collectively the "Limited Partners" herein) with reference to the following facts:

A. Inco Homes, a publically owned corporation whose stock is traded on the NASDAQ, is in the business of developing and selling single-family houses principally in the entry-level/affordable market. Ira C. Norris ("Mr. Norris" herein) is the President of Inco Homes and is its largest stockholder.

B. Inco Homes currently owns that certain parcel of undeveloped real property located in the master planned development known as "Eagle Ranch" (the "Real Property" herein). The legal description of the Real Property is attached hereto as Exhibit A-1 and a Site Plan is attached hereto as Exhibit A-2. Inco Homes has subdivided the Real Property into One Hundred and Sixty-Six (166) lots for development with single family detached houses (the "Development" herein).

C. The General Partner has determined that (in addition to debt financing from third party institutions in amounts typically obtained for the construction of similar projects) it will need equity capital in the amount of Nine Hundred Thousand Dollars ($900,000) to refund Inco Homes for costs to acquire the Real Property, to obtain all of the entitlements necessary to be authorized to construct the Development on the Real Property, to construct all on-site and off-site improvements required to complete the Development in a first-class, highly professional manner, and to market the completed homes in the Development.

D. The General Partner desires to form a limited partnership which will own the Real Property and construct and market the Development. The General Partner is seeking limited partners who will contribute to such Partnership the above-described equity required to construct and market the Development.

E. The General Partner has represented to the Limited Partners that it has all the personnel, knowledge, expertise, financing, and resources, and reasonably believes it can obtain all required entitlements to construct the Development in a first-class, highly professional manner, and market the completed houses to buyers in the first-time/affordable price market in the Victorville area. The General Partner reasonably believes that it can profitably construct and market the Development for its partners.

F. The General Partner and the Limited Partners hereby desire to form a California limited partnership (the "Partnership" herein) to own the Real Property and to construct and market the Development. Upon the execution of this Agreement, the General Partner will promptly deed title to the Real Property to the Partnership which will concurrently assume the obligations of Inco Homes in connection therewith, the Limited Partners will contribute Nine Hundred Thousand Dollars ($900,000) of cash as equity capital to the Partnership. The Partnership will then own the Real Property, and design, construct, and market the Development. The General Partner and Limited Partners will, as a result of such services and capital contribution, share in the income, losses, and cash earned by the Partnership.

G. The name, address, capital contribution and interest in income/losses of each Partner of the Partnership is set forth on Exhibit B hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:





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ARTICLE I
DEFINITIONS

Unless otherwise expressly provided herein or unless the context otherwise requires, the following terms are hereby defined as follows:

1.01 "Adjusted Invested Capital" of a Partner shall mean the "Invested Capital" of a Partner which is the total amount of Capital contributed to the Partnership as set forth in Sections 4.01 and 4.02 hereof, increased by the value of all additional contributions to Partnership Capital thereafter made by the Partner and reduced by the value of all Distributions thereafter made to the Partner pursuant to either Section 5.03(b)(iii) or Section 5.03(b)(iv) hereof; provided, however, that a Partner's Adjusted Invested Capital shall not be reduced below Zero Dollars ($0).

1.02 "Affiliate" shall mean: (i) Any Person directly or indirectly controlling, controlled by or under common control with another Person; (ii) Any Person owning or controlling Ten Percent (10%) or more of the outstanding voting securities of such other Person; and (iii) Any Person who is an officer, director or partner of a company, corporation, association and/or partnership.

1.03 "Assignee" shall mean a Person who has acquired a beneficial interest of any type in the Partnership from a third party, including a Partner or his Assignee, but who has not yet become a Substitute Limited Partner as provided in Section 8.03 hereof.

1.04 "Bankruptcy" shall mean the institution of any proceedings on behalf of a Person under federal or state law for the relief of debtors, including the filing of a voluntary or involuntary petition in bankruptcy, or the adjudication as insolvent or bankrupt, or the assignment of the Person's property for the benefit of creditors, or the appointment of a receiver, trustee or a conservator of any substantial portion of the Person's assets, or the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the Person's assets, and the failure in the case of any of the foregoing events to obtain the dismissal of the proceedings or removal of the receiver, trustee or conservator or the recovery of the seized assets within ninety (90) days from the occurrence of any of the above-listed events.

1.05 "Capital" shall mean the money and/or property contributed to the Partnership by a Partner in exchange for his Percentage Interest in the Partnership.

1.06 "Capital Account" shall mean the account maintained by the Partnership for each Partner as part of the Partnership's internal records. Each Partner's Capital Account shall be credited with the amount of that Partner's Original Invested Capital, with the amount of each subsequent contribution of Capital and with the amount of that Partner's share of Net Income allocated to that Partner. Each Partner's Capital Account shall likewise be debited in the amount of each Distribution made to a Partner (provided, however, that any Distribution of an asset (other than cash) to a Partner shall result in a reduction in such Partner's Capital Account in an amount equal to the Gross Asset Value of the distributed asset net of liabilities secured by such asset that the Partner is considered to assume or take subject to under Section 752 of the Code) and with the amount of that Partner's share of Net Loss allocated to that Partner. It is the intent of the Partnership to maintain Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv) and, accordingly, all Capital Accounts shall be adjusted in any manner necessary to conform to Regulations Section 1.704-1(b)(2)(iv).

1.07 "Cash Available For Distribution" shall mean the excess of Partnership cash, including but not limited to, cash realized from Partnership operations, from the sale or refinancing of Partnership assets, and/or from any and all loans made to the Partnership, over: (i) cash required to satisfy incurred Operating Expenses and (ii) the Working Capital Reserve.

1.08 "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent, superseding revenue laws.





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1.09  "Development" shall mean the One Hundred and Sixty-six (166)
single-family, detached homes to be constructed by the Partnership on the Real Property and all other on-site and off-site improvements related thereto.

1.10 "Distribution" shall mean the cash or other property distributed to a Partner from or on behalf of the Partnership as a result of his interest in the Partnership. "Cash Distribution" shall mean a Distribution consisting only of the lawful money of the United States.

1.11 "General Partner" shall mean Inco Homes Corporation, a Delaware corporation or any other Person who shares with, or succeeds to, its capacity as the general partner of the Partnership.

1.12 "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows: (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership; (b) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times:
(i) the acquisition of an additional interest in the Partnership by any new or existing Partner after the formation of the Partnership in exchange for more than a de minimis Capital contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and
(ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic
interests of the Partners in the Partnership; (c)       The Gross Asset Value
of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and (d) The Gross Asset Value of the Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) and 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of any asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation (defined in Section 1.14(d) hereof) taken into account with respect to such asset for purposes of computing Net Income and Net Loss under Section 1.14 hereof.

1.13 The "Limited Partner" or "Limited Partners" shall mean either individually or collectively Julia Construction, Inc., a California corporation, Mr. Fred E. Liao, and Mr. Bob C. Chang.

1.14 "Net Income" and "Net Loss" shall mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments: (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this Section 1.14 shall be included in computing such Net Income or Net Loss; (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this Section 1.14, shall be subtracted in computing such Net Income or Net Loss; (c) Gain or loss resulting from any disposition of an asset of the Partnership shall be computed by reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation (as defined in the following sentence) for such fiscal year or other period, computed in the following manner. "Depreciation" for each fiscal year or other period, shall be an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning book value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis and if such adjusted tax basis is zero, the Depreciation shall be based on the method of depreciation utilized in preparing the financial statements of the Partnership; and (e) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.14(b) or (c) above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss.

1.15 "Net Sales Price of Homes" shall mean the gross sales price of a home or homes in the Development less all discounts and allowances.

1.16 "Operating Expenses" shall mean all direct and indirect costs and fees to construct and market the Development and all other costs, expenses, trade payables, fees, including management and other fees, paid to all Persons for the day-to-day operation, management and administration of the Partnership. Operating Expenses shall, to the greatest extent allowable, be expensed in the year incurred on the Partnership's income tax returns.

1.17 "Original Invested Capital" and "Invested Capital" shall mean the amount of Capital originally contributed to the Partnership by the Partners as set forth in Sections 4.01 and 4.02 hereof.

1.18 "Partners" shall collectively refer to both the General Partner and the Limited Partners, and reference to a "Partner" shall be to any one of the Partners.

1.19 "Partnership", shall mean the California limited partnership created pursuant to this Agreement.

1.20 "Percentage Interest" shall mean the interest of a Partner in the Capital, Net Income, Net Losses and Distributions of the Partnership as set forth herein.

1.21 "Person" shall mean an individual or a legal entity, including, but not limited to, a partnership, corporation, trust or association.

1.22 "Real Property" shall mean that certain real property described in Recital B hereof on which the Partnership intends to construct the Development.

1.23 "Revised Act" shall mean California Corporations Code Sections 15611-15723, inclusive, more generally known as the California Revised Limited Partnership Act.

1.24 "Regulation" shall mean Treasury Regulations.

1.25 "Working Capital Reserve" shall mean Partnership cash from all sources in an amount as determined by the General Partner that is reasonably necessary to fund the current Operating Expenses plus an amount reasonably estimated by the General Partner as necessary to satisfy the obligations and contingencies expected to mature or accrue in the immediate future based upon the operations of the Partnership conducted in the ordinary course of business.


ARTICLE II
FORMATION OF THE PARTNERSHIP

2.01 Formation of the Partnership. (a) The Partners hereby form the Partnership pursuant to the Revised Act. Unless otherwise specifically provided herein, the terms and provisions of the Revised Act shall control the formation, operation and administration of the Partnership. (b) Following the execution hereof, the General Partner shall take all action required under the Revised Act to properly form the Partnership as a limited partnership under the laws of California, including particularly, but not limited to, the completion, execution and filing of a Certificate of Limited Partnership, Form LP-1, with the California Secretary of State. (c) Upon the formation of the Partnership, each Partner shall have all of the rights, liabilities, obligations and responsibilities of either a general partner or a limited partner, as the case may be, as provided under the Revised Act and other pertinent laws of California.

2.02 Name of the Partnership. The name of the Partnership shall be "FREEDOM-EAGLE RANCH HOUSING PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP," or such other name as allowed under California law as may be selected by the General Partner from time to time.

2.03 Principal Office and Place of Business. The principal office and place of business of the Partnership shall be 1282 West Arrow Highway, Suite 200, Upland, California 91786, or such other place as may be selected by the General Partner from time to time. The General Partner shall immediately notify the Limited Partners of any change in the location of the principal office or place of business of the Partnership.

2.04 Term of the Partnership. (a) The term of the Partnership shall commence on the date hereof and shall continue until the dissolution of the Partnership which shall occur upon the earliest of the following events: (i) The election to dissolve by both the General Partner and the Limited Partners; (ii) The sale of all or substantially all of the assets of the Partnership and the distribution of the net proceeds therefrom to the Partners; (iii) The removal, bankruptcy, incompetency or dissolution of the then last remaining general partner of the Partnership; or (iv) December 31, 2016. (b) The occurrence of any of the events set forth in Section 2.04(a) above shall automatically cause a dissolution of the Partnership and of the relationship between the Partners created hereunder pursuant to the Revised Act. The Limited Partners nevertheless may, upon the occurrence of any of these events, reconstitute the business of the Partnership in a new limited partnership on the same terms as this Agreement and with a new general partner selected by the affirmative vote of the Limited Partners who then own a majority Percentage Interest of all Limited Partners in the Partnership. Expenses incurred in the reformation, or attempted reformation, of the Partnership shall be deemed Operating Expenses of the Partnership.

2.05 Relationship of the Partners. The relationship between the parties hereto is solely as partners in the Partnership which is being formed pursuant hereto only for the purpose described in Section 3.01 hereof. The parties hereto do not intend to be, nor shall they be construed to be, by estoppel or any other fact or legal doctrine, a legal entity of any other kind or formed for any purpose other than as a partnership formed for the purpose set forth in the preceding sentence, nor shall any Partner have any right or power to commit or bind or make liable any other Partner for any other purpose or to any greater extent than as set forth herein. Accordingly, the Partners may engage in or possess interests in other businesses of every kind and description, including real estate developments which may or may not compete with the Partnership and/or any other Partner, and no Partner shall have any rights based on this Agreement to participate in or in any way limit, restrict or control or share in any such other business of any other Partner.

2.06 Title to Assets. Title to all assets of the Partnership shall be held in the Partnership's name.

ARTICLE III
PURPOSE OF THE PARTNERSHIP

3.01 Purpose of the Partnership. The sole purpose of the Partnership is to acquire title to the Real Property from Inco Homes, to obtain all of the necessary entitlements to the Real Property required to be allowed under appropriate law to construct the Development thereon, and then for the Partnership to plan, finance, design, and construct the Development and sell the completed houses for such prices and on such terms and conditions as the General Partner reasonably believes will earn the maximum profit reasonably obtainable for the Partners.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.01 Capital Contribution of the General Partner. The General Partner shall contribute to the Partnership all of its rights to the Real Property and shall, to the extent that it is legally able or practical to do so, shall also contribute to





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the Partnership (by assignment or other appropriate form of conveyance) all of its respective right, title and interest in all of the maps, drawings, plans, rights, approvals, entitlements, fees, documents and all other tangible and intangible property and rights pertaining to the Real Property and its improvement as the Development. As a result of such contributions, the General Partner shall be given a credit to its Capital Account equal to the sum of the following (which sum shall be deemed to be Inco Homes Invested Capital): (a) In consideration for contributing the Real Property to the Partnership, the sum of Seven Hundred Twenty-Two Thousand Eight Hundred and Seventy-Three Dollars ($722,873.00) less the amount of any outstanding loans secured by the Real Property on the date the Real Property is deeded by the General Partner to the Partnership; plus (b) The costs of the improvements made by the General Partner to the Real Property up to the date the Real Property is deeded by the General Partner to the Partnership.

4.02 Capital Contribution of the Limited Partners. The Limited Partners shall as a group contribute to the Partnership on the date of this Agreement but in no event later than May 10, 1996, the sum of Nine Hundred Thousand Dollars ($900,000) in the lawful money of the United States (which amount is deemed to be their Invested Capital). Each of the Limited Partners agrees to respectively contribute the following amount of Capital to the Partnership:

Partner          Amount
Julia            $700,000
Mr. Liao         $100,000
Mr. Chang        $100,000
Total            $900,000

4.03 Interest on Capital Contributions. Other than the preferred return set forth in Section 5.03(b)(ii) hereof, no Partner shall receive any interest on his Capital contributions to the Partnership.

4.04 Loans From Partners. Any Partner may, with the approval of the General Partner, lend any funds to the Partnership necessary for its operation, which loans shall be on such terms and conditions as are typical for the loan provided, but such loan shall not bear interest that exceeds the highest legal rate; provided, however, except as provided below, no Partner has any obligation to make any such loan. In the event that the Partnership needs additional funds in excess of the Capital Contributions from the Partners and the available debt financing from third party institutions, Inco Homes agrees to loan such funds to the Partnership on such terms and conditions and for such rate of interest as are typical for such loans.

4.05 Return of Capital Contributions. No Partner may withdraw any Capital from the Partnership and no Partner shall be entitled to the return of his contributions to Capital to the Partnership except as provided in Section 5.03 during the term of the Partnership or in Section 9.03 upon the dissolution of the Partnership. Furthermore, the General Partner shall not be liable for the return of the Capital of any Limited Partner. Any return of Capital to any Partner shall be made solely from Partnership assets and once such Capital is returned to a Partner, such Partner shall have no further obligation to again contribute same to the Partnership.

ARTICLE V
INCOME/LOSSES AND CASH DISTRIBUTIONS

5.01 Accountings. As soon after the close of each fiscal year as is reasonably practical (not to exceed 90 days), an annual accounting shall be made with respect to the affairs of the Partnership for, and as of, the end of such fiscal year. Upon such accounting being made, the Net Income earned or Net Loss incurred by the Partnership during such fiscal year shall be ascertained and shall then be credited or debited, as the case may be, on the books of the Partnership to each Partner's respective Capital Account in the proportion that each Partner shares in Partnership Net Income and Net Losses.

5.02 Allocation of Income and Losses. Net Income, Net Losses, tax credits and other items shall be allocated among the Partners as follows: (a) Net Losses of the Partnership shall initially be allocated as follows:

Partner                           Interest in Net Losses
Inco Homes                                 1.0%
Limited Partners (as a group)              99.0%
Total                                      100.0%

Net Losses shall be allocated to each Limited Partner in the ratio that their respective Capital bears to the total Capital of all Limited Partners (see Exhibit B hereto). The Net Losses allocated pursuant to this Section 5.02(a) shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Limited Partner who is not a General Partner to have a Capital Account deficit at the end of any fiscal year after giving affect to the following adjustments: (i) credit to such Capital Account the amount which such Limited Partner is obligated to restore (pursuant to the terms of this Agreement or under applicable law) or deemed obligated to restore under the Regulations published under Section 704(b) of the Code and (ii) debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(4), (5) and (6). All Net Losses in excess of such limitation shall be allocated to the General Partner. To the extent that Net Losses are incurred after an allocation of Net Income has been made pursuant to Section 5.02(c) hereof, such Net Loss shall first be allocated so as to reverse the effect of the allocation of Net Income on the Capital Accounts of the Partners who have received such allocations on a "last in, first out" basis, and thereafter such additional Net Losses shall be allocated pursuant to this
Section 5.02(a). (b) Net Income of the Partnership shall initially be allocated in the same percentages as set forth in Section 5.02(a) until such time as, the prior Net Losses of the Partnership, if any, shall be restored pursuant to this Section 5.02(b) (see Exhibit B hereto). (c) After the allocations provided in Section 5.02(b) hereof have been made, Net Income shall thereafter be allocated among the Partners as follows: (i) First, 100% to the Partners, until each Partner has been allocated pursuant to this Section 5.02(c)(i) an amount equal to such Partner's current and accrued Distributions pursuant to Section 5.03(b)(ii) through and including the date of determination; and (ii) Thereafter,

Partner                           Interest in Net Income
Inco Homes                                 50.0%
Limited Partners (as a group)              50.0%
Total                                      100.0%

Net Income shall be allocated to each Limited Partner in the ratio that their respective Capital bears to the total Capital of all Limited Partners (see Exhibit B hereto). (d) All payments made pursuant to Section 6.07(a) and
Section 6.07(b) hereof shall be treated as guaranteed payments described in
Section 707(c) of the Code.

5.03 Cash Distributions. (a) Not less often than within fifteen (15) days after the end of each calendar quarter, the General Partner shall distribute to the Partners in the amounts and proportions as hereinafter provided (and as appropriate debit such Distributions from their respective Capital Accounts) all Cash Available For Distribution. Once distributed, such cash shall be the property of the Partners and need not be returned, loaned or recontributed to the Partnership. (b) Cash Available For Distribution shall be distributed to the Partners in the following amounts and order: (i) First, to repay in full any and all loans made to the Partnership by a Partner; (ii) Next, One Hundred Percent (100%) to the Partners as preferred return until each Partner has received Cash Distributions pursuant to this Section 5.03(b)(ii) in an amount equal to Ten Percent (10%) per annum of their Invested Capital (as set forth in

Sections 4.01 and 4.02 hereof);  (iii)   Next, One Hundred Percent (100%) to
Inco Homes in the amount equal to its respective Invested Capital, (as set forth in Section 4.01 hereof) until all of said Capital has been returned in full; (iv) Next, One Hundred Percent (100%) to the Limited Partners pro-rata until each Limited Partner has received an amount equal to all of its respective Invested Capital (as set forth in Section 4.02 hereof); and (v) Then, with respect to all future Cash Available For Distribution, the balance of said cash shall be distributed pro-rata to each Partner as follows:

Inco Homes                 50.000%*
Julia                      38.900%
Mr. Liao                    5.550%
Mr. Chang                   5.550%
Total                     100.000%

* This profit distribution to Inco Homes is subject to the guarantee set forth in Section 6.04(g)(2).

(c) The Partnership is authorized to withhold from Distributions (including Distributions pursuant to Section 9.03 hereof) any amount required to be withheld under applicable federal and state statutes, rules and regulations. Any amounts withheld from Distributions shall be treated as distributed to the Partner on whose behalf the withholding was made.

ARTICLE VI
GENERAL PARTNER

6.01 General Partner. The Partnership shall initially have only one (1) general partner, Inco Homes Corporation, a Delaware corporation. The Percentage Interest owned by the General Partner is set forth on Exhibit B hereto.

6.02 Management of the Partnership. The General Partner shall, subject to the limitations hereinafter set forth, have full, complete and exclusive discretion and authority to manage and control the business and affairs of the Partnership for the purpose herein stated. In so doing the General Partner shall take all actions reasonably necessary and appropriate to conduct the business and affairs of the Partnership as a reasonable, prudent businessman would conduct his own affairs. The General Partner shall devote as much of its time and the time of its personnel as is necessary to manage the business and affairs of the Partnership on a first-class basis and shall take all actions reasonably necessary and appropriate to foster, protect and promote the interest of the Limited Partners as a group.

6.03 Authority of the General Partner. (a) The General Partner shall have the authority to take and perform any and all acts that the Partnership and the general partner of a California limited partnership, formed and operated under the Revised Act, are authorized to take and perform, including, but not limited to: (i) Borrow money and issue evidences of indebtedness for the purpose of obtaining such funds as may be required to permit the Partnership to achieve the purpose of the Partnership as set forth in Section 3.01 hereof and to timely to meet its obligations as may arise from time to time; (ii) Acquire, hold, own, maintain, sell, transfer, convey, encumber, assign, exchange or otherwise dispose of the Partnership assets, including the Real Property and all interests therein; (iii) Enter into, execute and carry out Partnership contracts and agreements and any and all other documents and instruments; (iv) Operate, manage and protect all Partnership property and assets, and hire or retain qualified personnel or professionals as are necessary in connection therewith; (v) Institute and/or defend any actions at law or equity; and (vi) Do any and all other acts and things necessary or proper in furtherance of the Partnership business, including but not limited to achieving the Partnership purpose as set forth in Section 3.01 hereof, which are allowed hereunder or by law. (b) Notwithstanding anything herein to the contrary, the General Partner shall have no authority to do any of the following without the prior written consent of the Limited Partners who own a majority of the Percentage Interest owned by all Limited Partners: (i) Take any action that is in contravention of the specific terms, provisions and authorities provided and granted hereunder or by law; (ii) Take any action or fail to take any action, as and when required, the effect of which would materially adversely affect or make it impossible to carry on the business of the Partnership; (iii) Admit a Person as a general partner of the Partnership; or (iv) Amend this Agreement in any respect.

6.04 Representations and Warranties and Affirmative Covenants of the General Partner. As a material condition for the Limited Partners to enter into this Agreement, the General Partner hereby represents and warrants to, and agrees with, the Limited Partners as follows: (a) Promptly following the execution hereof the General Partner shall deed the Real Property to the Partnership and shall assign to the Partnership all other ancillary rights with respect thereto. (b) Title to the Real Property shall be subject only to such liens, encumbrances and exceptions which have been reviewed and approved by the Limited Partners and which the General Partner represents and warrants will not have any materially adverse affect on the Partnership constructing and selling the Development in the time and manner projected by the General Partner. (c)The General Partner has, to the extent that it is legally able to, or it is practical to do so, concurrently herewith assigned to the Partnership, and by this Section 6.04(c) hereby assigns to the Partnership, all of its right, title and interest in and to all maps, drawings, plans, rights, fees, documents and any and all other tangible and intangible property pertaining to the Real Property and the right to construct and market the Development. (d) The General Partner reasonably believes that it has all of the personnel, knowledge, expertise, financing and resources necessary to construct and market the Development on a first-class, highly professional basis. The General Partner shall contribute to the Partnership on a non-exclusive basis the time, personnel (including, as necessary, the services of Mr. Norris) and resources necessary to construct the Development in a diligent, efficient, cost effective, and highly professional basis and to finance and market same in a manner that the General Partner believes will earn the maximum profit reasonably obtainable for the Partners. (e) The General Partner shall use its reasonable best efforts to timely construct, or cause to be constructed, the Development and all on-site and off-site improvements related thereto: (i) In a reasonably commercial workmanlike manner using subcontractors who have the reputation of constructing a high quality work product consistent with both the General Partner's standards for quality and workmanship; and (ii) By using such materials that in all ways substantially comply with plans and specifications and that equal or, if necessary, exceed code requirements, and using its reasonable commercial efforts to cause the improvements constituting the Development to not have any material defects as a result of the materials used to construct same. (f) The General Partner shall obtain all acquisition, development, construction and other financing necessary to construct and sell the Development. To the extent such financing is not available from third party financial institutions on terms and conditions reasonably acceptable to the General Partner, the General Partner agrees to provide such financing to the Partnership on the terms and conditions that are typical at the time for the financing provided. (g) Attached hereto as Exhibit C is a copy of the Budget Report for Freedom-Eagle Ranch prepared by Inco Homes dated March 25, 1996 (the "Proforma" herein). The Proforma is only a reasonable projection of what the General Partner expects based on current economic conditions.
However, the General Partner hereby agrees to provide the following guarantees to the Limited Partners: (1) The projected sales prices of the three models planned for the Development are $106,990, $113,990, and $124,990 for homes that are 1,515 sq. ft., 1,666 sq. ft., and 1,895 sq. ft., respectively. The General Partner agrees not to lower the projected base sales prices for these respective homes by more than Five Percent (5%) without the approval of the Limited Partners who own a majority Percentage Interest of all Limited Partners. Also, the General Partner agrees that as long as it sells houses in the Development for no more than the above-projected sales prices, the average base sales prices of all other houses being sold by the General Partner in its Eagle Ranch master planned community shall be greater than One Hundred and Ten Percent (110%) of the average base sales prices of houses in the Development. Notwithstanding the foregoing, in the event the General Partner, based on sales and other valid business factors, reasonably believes that it is in the best interest of the Limited Partners to raise the sales prices of the houses in the Development, it may do so in which event the above-described One Hundred and Ten Percent (110%) average price differential guarantee shall terminate and be of no further force or effect. Also, this guarantee shall automatically terminate upon the sale of the One Hundred and Twenty-Fifth (125th) home in the Development. (2) The direct construction cost projected for the houses in the Development is set forth on the attached Proforma under Costs-Direct Construction. The General Partner guarantees to the Limited Partners that the Direct Construction Costs for the houses shall not, without the consent of the Limited Partners who own a majority Percentage Interest of all Limited Partners, exceed One Hundred and Ten Percent (110%) of the projected construction costs set forth on the Proforma, except for increases in the cost of lumber, concrete, drywall, copper and oil-based products, strikes or other labor shortages and acts of God, all of which are specifically excluded from this guarantee and any Direct Construction Cost increases caused by any of these factors shall not be the responsibility of the General Partner. However, in the event the Direct Construction Costs exceed the projected costs for any reason except for the excluded reasons noted above, the General Partner shall distribute pro-rata to the Limited Partners Fifty Percent (50%) of such excess Direct Construction Costs in cash from the profit distribution it would have received from the Partnership under Section 5.03(c)(v).

6.05 Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder but not its responsibilities. The General Partner, therefore, may appoint, employ, contract or otherwise deal with any Person for the transaction of the Partnership business and said Person may perform any acts or services for the Partnership.

6.06 Compensation of General Partner and Reimbursement of Certain Costs of the General Partner. (a) The General Partner shall be paid no fee or compensation as a result of the formation of the Partnership. After the payment of all costs and expenses of the Partnership (including the costs and expenses set forth in Section 6.07(a) and 6.07(b) hereof) as total compensation for its services as the General Partner of the Partnership, the General Partner shall receive the interest in Net Income and Net Losses as set forth in Section 5.02 hereof and the interest in Distributions, particularly Cash Distributions, as set forth in Section 5.03(b) hereof. (b) To reimburse the General Partner for the overhead and administrative costs and expenses it will incur to construct and sell the Development, irrespective of the actual costs and expenses incurred, the General Partner shall be entitled to receive an Overhead Reimbursement Draw from the Partnership in the amount of Four Percent (4%) of the actual Net Sales Price of the Homes in the Development. Said Overhead Reimbursement Draw may be payable in advance of such sales from cash available from the construction loan or other Partnership cash or financing, with the amount of such Draw payable in monthly installments from such sources pro-rated on the basis of time over the projected life of the Development (30 months) and computed on the basis of the total projected total Net Sales Price of all of the homes in the Development and with the balance of such Draw payable from cash realized by the Partnership from the actual closing of the sale of the homes in the Development.

6.07 Partnership Expenses. The Partnership shall pay all direct costs and expenses which it reasonably incurs to third parties in furtherance of the business and affairs of the Partnership and to those persons and entities who are employed by and/or affiliated with the General Partner or any Limited Partner who perform their services exclusively on the Real Property and exclusively for the benefit of the Partnership to construct and/or market the Development, including, but not limited to the following which shall be deemed to be for income tax purposes "guaranteed payment expenses" of the Partnership:
(a) An amount equal to Thirty-Six Thousand Dollars ($36,000). This amount shall be paid at such time as the Partnership receives all of the Capital Contribution of the Limited Partners pursuant to Section 4.02 hereof and said amount shall be split equally (50% - 50%) between Fred E. Liao and Bob C. Chang for services rendered to the Partnership; and (b) An amount equal to One Percent (1.0%) of the Net Sales Price of the Homes. This amount shall be paid at the close of the sale escrow of each house in the Development based on the actual Net Sale Price of said House and said amount shall be split equally (50%
- - 50%) between Fred E. Liao and Bob C. Chang for services rendered to the Partnership.

6.08  Resignation, Bankruptcy, Dissolution, or Removal of the General Partner.
(a) The General Partner may not resign such position without the prior written approval of the Limited Partners which approval may be withheld in the sole discretion of the Limited Partners. (b) Upon the bankruptcy, dissolution or removal of the General Partner, the Partnership shall nevertheless continue in full force and effect provided that either (i) the Partnership still has at least one (1) general partner or (ii) the Limited Partners who own a majority Percentage Interest of all Limited Partners consent to the continuation of the Partnership and elect a new general partner so that the Partnership has at least one (1) general partner. (c) The General Partner may be removed by the affirmative vote of the Limited Partners who own a majority Percentage Interest of all Limited Partners only for "cause" (fraud, mismanagement, breach of fiduciary duty and any other matter which materially adversely affects the ability of the General Partner to perform its duties hereunder but "cause" shall not include any action or decision which the General Partner does or makes in good faith as part of the day-to-day operations of the Partnership). Notice of such removal shall be served on the General Partner either by certified or by registered mail, return receipt requested, or by personal service. The notice shall, among other things, set forth the specific reasons or causes for such removal and the effective date of the removal. Notwithstanding the foregoing, the General Partner shall, after receipt of the notice, be given a reasonable period of time to correct any and all such deficiencies which caused the vote for its removal and to thereby return to compliance hereunder. (d) If the General Partner is allowed to resign or becomes bankrupt, is dissolved, or is removed, it shall automatically have its Percentage Interest in the Partnership converted to that of a Limited Partner; provided, however, said Percentage Interest shall be reduced in the amount and to the extent the Partnership must pay or expend funds to compensate the new general partner to perform the services of the General

Partner who has resigned, become bankrupt, dissolved or removed, and, if the General Partner is in default hereunder, its Percentage Interest shall be further reduced to compensate and reimburse the Partnership and/or the Limited Partners for all reasonable loss, costs and damages caused thereby.

6.09 Other Investment Opportunities. Except as otherwise expressly set forth herein, provided that the General Partner at all times exercises its fiduciary duties to the Limited Partners to reasonably maximize their profits earned from the construction and sale of the Development, the General Partner shall be free to engage in other businesses of any type, including real estate, and may engage in other enterprises and businesses, including those in competition with the Partnership, and need not offer such business opportunities to the Partnership or to the Limited Partners and may take advantage of those opportunities for its own account or for the account of other partnerships or enterprises with which it is associated. Accordingly, neither the Partnership nor any other Partner shall have the right to any income or profit earned by the General Partner from any such other enterprise or opportunity in which it participates.

6.10 Release of the General Partner. THE PARTNERSHIP AND THE LIMITED PARTNERS EACH HEREBY RELEASE AND FORGIVE THE GENERAL PARTNER FOR ANY LOSS, DAMAGE, OR LIABILITY INCURRED OR SUFFERED BY THE PARTNERSHIP OR BY THE LIMITED PARTNERS CAUSED OR DUE TO THE GENERAL PARTNER ACTING IN SUCH CAPACITY FOR THE PARTNERSHIP, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE FORMATION OF THE PARTNERSHIP (INCLUDING ANY ALLEGED VIOLATION OF FEDERAL OR STATE SECURITIES
LAWS) OR THE LIKE.

6.11 Indemnification of the General Partner. THE GENERAL PARTNER SHALL BE HELD HARMLESS AND INDEMNIFIED BY THE PARTNERSHIP FOR ANY LIABILITY OR LOSS TO THIRD PARTIES SUFFERED BY THE PARTNERSHIP, OR BY THE GENERAL PARTNER INDIVIDUALLY, INCURRED BY VIRTUE OF IT ACTING AS THE GENERAL PARTNER FOR THE PARTNERSHIP; PROVIDED, HOWEVER, SUCH INDEMNIFICATION SHALL NOT APPLY WITH RESPECT TO ANY ACTION OR INACTION OF THE GENERAL PARTNER WHERE THE COURT DETERMINES THAT THE GENERAL PARTNER WAS ACTING FRAUDULENTLY, IN BAD FAITH, OR WAS GROSSLY NEGLIGENT.

ARTICLE VII
LIMITED PARTNERS

7.01 The Limited Partners. (a) The Partnership shall initially have the Limited Partners whose names are subscribed on the signature page hereof and who have agreed to contribute the Invested Capital to the Partnership as set forth in Section 4.02 hereof and who own the Percentage Interest set forth next to their name on Exhibit B hereto.

7.02 Management and Control. The Limited Partners shall, except as allowed under the Revised Act or as provided hereunder, specifically in Sections 6.03(b) and 7.03 hereof, take no part in or interfere in any manner with the management, conduct or control of the Partnership business and shall have no right, power or authority to act for or bind or obligate the Partnership in any manner whatsoever. Notwithstanding the foregoing, if the General Partner has been removed and the Partnership has been dissolved, the Limited Partners may, as allowed under the Revised Act, act for and bind the Partnership during the winding up period.

7.03 Voting Rights. The Limited Partners who own a majority Percentage Interest of all Limited Partners (unless the Revised Act requires approval of a larger percentage of Limited Partners in which event the vote required under the Revised Act shall control) shall, as allowed by the Revised Act, have the right to approve (or disapprove) all matters allowed to be approved (or disapproved) by limited partners under the Revised Act including, but not limited to, the following Partnership matters before the General Partner initiates such specified act (unless a different approval and/or authorization is specifically provided hereunder in which event the terms of this Agreement shall control): (a) The dissolution and winding up of the Partnership; (b) The sale, exchange, lease, or other transfer of all or substantially all of the assets of the Partnership, other than the sale of single family houses in the Development in the ordinary course of Partnership business which action is within the sole discretion and control of the General Partner; (c) A change in the nature and/or purpose of the Partnership's business, including the purchase by the Partnership of any additional real property; (d) Transactions in which the General Partner has an actual or potential conflict of interest with either the Limited Partners or the Partnership; (e) The removal of the General Partner which the Limited Partners may do but only if they do so in compliance with Section 6.08(c) hereof; and (f) The election of a successor general partner if the General Partner is removed by the Limited Partners pursuant to Section 6.08(c) hereof, or the election of an additional general partner.

7.04 Partnership Meetings. Unless otherwise provided herein, Partnership meetings shall be called and held in accordance with the procedures set forth in Section 15637 of the Revised Act. Partnership meetings may only be called by either the General Partner or by the Limited Partners who collectively own more than Ten Percent (10%) of the Percentage Interest of the Partnership. Partnership meetings shall be held at least quarterly at the principal office of the Partnership or any other place within Los Angeles or San Bernardino County, California as set forth in the notice of meeting.

7.05 Limitations on Rights of the Limited Partners. (a) The Limited Partners shall have no right or power to: (i) Withdraw or reduce any portion of their Adjusted Invested Capital except as a result of the dissolution of the Partnership or as otherwise provided herein or by law; (ii) Bring an action for any partition of the Real Property or any other real property owned by the Partnership; (iii) Cause the termination and dissolution of the Partnership, except as set forth in this Agreement; or (iv) Demand to receive property other than cash in return for their Adjusted Invested Capital. (b) No Limited Partner shall have priority over any other Limited Partner either as to the return of his respective Adjusted Invested Capital or as to allocations of Net Income, and Net Loss or Distributions.

7.06 Additional Limited Partners. The General Partner may, only with the prior written consent of the Limited Partners who own a majority of the Percentage Interest of all Limited Partners, admit additional limited partners to the Partnership.

7.07 Death, Incompetency, Dissolution or Bankruptcy of a Limited Partner. The death, legal incompetency, dissolution or bankruptcy of a Limited Partner shall not terminate or in any way affect the Partnership in any manner whatsoever. Upon the death, legal incompetency, dissolution or bankruptcy of a Limited Partner, the personal representative, guardian, trustee or other successor in interest of said Limited Partner shall have all of the rights of the Limited Partner for the sole purpose of settling the estate or affairs of the Limited Partner; provided however, that with the written consent of the General Partner, such personal representative, guardian, trustee or other successor in interest, or the estate of the Limited Partner, or the distributee of such estate, may be designated as a Substitute Limited Partner in the Partnership in the place of said Limited Partner.

7.08 Representations of the Limited Partners. Each Limited Partner, by executing and delivering this Agreement, represents, warrants, and covenants with the Partnership, and to and with the General Partner, that: (a) The Limited Partner is sophisticated and experienced in business affairs and with respect to real estate investments, understands the profit, loss and risk potential of real estate investments, in general, and investments in the development and sale of detached, single-family homes, in particular. (b) The Limited Partner is acquiring its Percentage Interest for purpose of long-term investment for its own account and for the account of its respective limited partners. The Limited Partner recognizes and understands that the Percentage Interest being purchased and sold hereunder has not been registered under the Securities Act of 1933, as amended, by reason of the fact that the contemplated transaction is exempt from registration pursuant to Regulation "D" of the Securities Act of 1933, as amended, nor has the Percentage Interest been qualified under the California Securities Law of 1968 pursuant to the exemption therefrom provided under Section 25102(f) of the California Corporations Code. To qualify for such exemptions, the Limited Partner hereby represents and warrants that it is purchasing the Percentage Interest for its own account and not for the purpose of distribution; that no Person other than the Limited Partner (and its respective limited partners) owns any beneficial interest in the Limited Partner's Percentage Interest; and that there are no contracts, undertakings or arrangements with any Person to sell or transfer to any Person or to have any Person sell for it all or any portion of its Percentage Interest or to afford or allow any participation therein by any other Person. The foregoing representations, warranties and covenants do not preclude the existence of such rights, if any, as a Partner's spouse may have as to his Percentage Interest under community property laws.

7.09 Power of Attorney. (a) Each Limited Partner hereby makes, constitutes and appoints Inco Homes Corporation, a Delaware corporation as his true and lawful attorney-in-fact, with full power and authority to act in his name and on his behalf with respect to the execution, acknowledgment, delivery, filing and recording of documents pertaining to the Partnership as follows: (i) Any documents or instruments required to receive an interest in the Partnership, including any assignment and substitution agreement, this Limited Partnership Agreement and any amendments to this Limited Partnership Agreement, required or allowed under the laws of the State of California or any other state, provided that such agreements are expressly allowed hereunder or otherwise do not materially adversely change the rights, preferences, and privileges of the Limited Partners hereunder. (ii) Any documents which may be required to establish the Partnership or amend this Limited Partnership Agreement or to effect the continuation of the partnership, the admission of an additional or substituted limited partner or general partner or the dissolution and termination of the Partnership, provided that such establishment, continuation, admission, transfer or dissolution and termination is materially in accordance with the terms of this Limited Partnership Agreement; and (iii) Any other instrument, document, deed or lien of any type or form whatsoever that may be required to be signed by the Partnership to further the business of the Partnership which said attorney-in-fact deems advisable to sign, provided that such instruments are not inconsistent with this Limited Partnership Agreement.
(b) The Power of Attorney is a special power of attorney, coupled with an interest and is irrevocable and shall survive the death, bankruptcy, disability, incapacity and cessation of the existence of the Limited Partner as a legal entity. The Limited Partner hereby gives and grants to said attorney full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done in or in connection with this power of attorney as fully to all intents and purposes as the Limited Partner might or could do if personally present, hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue of this power of attorney.

ARTICLE VIII
TRANSFER OF PARTNERSHIP INTERESTS

8.01 Permitted Transfer of Partnership Interests. A Partner shall have the right without restriction to sell, assign, or transfer his Percentage Interest or any portion thereof to any of the following: (a) To another Partner; (b) To any immediate relative of the Transferring Partner; (c) To an inter vivos trust primarily for the benefit of the Transferring Partner and/or any immediate relative of the Transferring Partner; (d) By will or by testamentary trust to any Person whatsoever.

Notwithstanding the foregoing, any Person who acquires a Percentage Interest in the Partnership in the manner set forth in subparagraphs (a) through (d) above shall nevertheless acquire and hold such Percentage Interest subject to the terms of Section 8.02 hereof.

8.02 Right of First Refusal. (a) Before there can be a valid sale, assignment or transfer ("Transfer" herein) of any or all of a Partner's Percentage Interest in the Partnership to any Person not set forth in Section 8.01 hereof, the Partner who desires to Transfer his Percentage Interest in the Partnership (the "Transferring Partner" herein) shall first give written notice to the General Partner of his intention to Transfer such Percentage Interest (the "Notice" herein). The Notice shall specify the Percentage Interest to be Transferred, the price, the terms on which such Transferring Partner intends to make such Transfer, and the name and address of each Person who is to acquire such Percentage Interest. (b) The General Partner shall, within Ten (10) days after the receipt of the Notice, send a copy of same to all of the other Partners. (c) Such other Partners, including the General Partner, shall have Thirty (30) days from the date they receive the Notice within which to offer to acquire all or part of the Percentage Interest the Transferring Partner desires to Transfer for the same price and upon the same terms and conditions as set forth in the Notice. Such offer must be in writing and must be received by the General Partner before the end of said Thirty (30) day period. (d) If the other Partners offer to purchase a Percentage Interest which exceeds the Percentage Interest the Transferring Partner desires to Transfer, each Partner who desires to purchase such Percentage Interest (the "Offering Partner" herein) shall be entitled to purchase such proportion of the Percentage Interest referred to in the Notice as his respective Percentage Interest in the Partnership bears to the total Percentage Interest in the Partnership owned by all of the Offering Partners. (e) Provided that the Offering Partners collectively offer to purchase all, but not less than all, of the Percentage Interest the Transferring Partner desires to Transfer, the General Partner shall give the Transferring Partner written notice thereof within Ten (10) days after the end of the Thirty (30) day period referred to in Section 8.02(c) above and the Transferring Partner shall, within Ten (10) days after the receipt of said notice from the General Partner either (i) sell his Percentage Interest to the Offering Partners for the same price and upon the identical terms and conditions as set forth in the Notice, or (ii) withdraw his offer to Transfer any portion of his Percentage Interest altogether by giving written notice of same to the General Partner. (f) If the Offering Partners collectively do not within the Thirty (30) day period referred to in Section 8.02(c) above so offer to purchase all, and not less than all, of such Percentage Interest which the Transferring Partner desires to Transfer, the General Partner shall promptly notify the Transferring Partner thereof and the Transferring Partner shall have no obligation to sell any of his Percentage Interest to the other Partners as hereinabove provided and may, within the next Sixty (60) days after the receipt of such notice from the General Partner, Transfer all of the Percentage Interest referred to in the Notice but only to the Person or Persons set forth in the Notice and only for the same price and upon the identical terms and conditions as set forth therein. Any such transferee shall nevertheless take such Percentage Interest subject to each and all of the terms of this Agreement including, particularly, the provisions of this Article VIII. If such Transfer is not made by the Transferring Partner within said Sixty (60) day period exactly as set forth in Article VIII hereof, the Transferring Partner shall again have to fully comply with all of the terms and conditions of this Article VIII before Transferring, or attempting to Transfer, his Percentage Interest in the Partnership referred to in the notice. (g) Any Transfer, or attempted Transfer, by a Partner of any portion of his Percentage Interest shall be null and void unless the terms, conditions and provisions of this Section 8.02 are strictly observed and followed.

8.03 Admission of a Substitute Partner. (a) Subject to the other provisions of this Article VIII, an Assignee of any portion of a Percentage Interest of a Partner shall be admitted as a Substitute Partner of the Partnership only upon the completion of the following: (i) With respect to the admission of a Substitute Limited Partner, consent of the General Partner which consent the General Partner may unreasonably withhold; (ii) The Transferring Partner, at his expense, shall provide the General Partner with an opinion of counsel acceptable to counsel for the Partnership that such a substitution will not cause the Partnership to be deemed to be dissolved and will not cause the Partnership to be taxed other than as a partnership for federal income tax purposes; (iii) The Assignee shall have accepted and agreed to be bound by all of the terms and provisions of this Agreement by executing a counterpart hereof, and such other documents or instruments as the General Partner and Partnership counsel may require in order to effect the admission of such Person as a Substitute Partner hereof; and, (iv) The Transferring Partner or his Assignee shall reimburse the Partnership for all costs, fees and expenses incurred by it in connection with such Transfer. (b) For the purpose of allocating Partnership Income and Losses and making Partnership Distributions, a Substitute Partner shall be treated as having become a Partner on the date he signs and delivers a copy of this Agreement to the General Partner.

8.04 Tax Elections - Transfer of Partnership Interests. In the event of a Transfer of all or any part of the Percentage Interest of a Partner, the Partnership hereby elects, pursuant to Code Sections 743 and 754 (or any corresponding provisions of succeeding law), to adjust the basis of the Partnership property with respect to the Percentage Interest of such Transferring Partner. With respect to any Partner whose Percentage Interest has been affected by an election pursuant to Code Section 754, appropriate adjustments shall be made to the determination of Partnership Income, Losses and Distributions. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election. The Partnership may elect to make any other election permitted under any provision of the Code if, in the opinion of the General Partner based upon the advice of tax counsel and/or the accountants for the Partnership, such election would be advantageous to the Partners as a group, or to any Partner, without being disadvantageous to any other Partner.

ARTICLE IX
DISSOLUTION AND LIQUIDATION

9.01 Dissolution of the Partnership. The Partnership shall be dissolved and its assets liquidated and distributed at the time provided in Section 2.04(a) hereof.

9.02 Winding Up and Distribution. (a) Upon the dissolution of the Partnership, the Partnership business shall be wound up and its assets liquidated as provided in this Section 9.02 and the net proceeds of such liquidation shall be distributed in accordance with Section 9.03 hereof. (b) The General Partner shall act as liquidator and shall file all certificates and notices of the dissolution of the Partnership required by law. The General Partner shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership's property and assets; provided, however, that if it determines that an immediate sale of part or all of the Partnership's property would cause undue loss to the Partners, in order to avoid such loss, except to the extent prohibited by the Revised Act, it may defer the liquidation of the Partnership's property for a reasonable time. Upon the complete liquidation and distribution of the Partnership's assets, the Partners shall cease to be Partners of the Partnership and the General Partner shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the Partnership. (c) Upon the dissolution of the Partnership, the accountants for the Partnership shall promptly prepare, and the General Partner shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership upon its dissolution. Promptly following the complete liquidation and distribution of the Partnership's property and assets, the Partnership's accountants shall prepare, and the General Partner shall furnish to each Partner, a statement showing the manner in which the Partnership's assets were liquidated and distributed and the receipts and disbursements therefor, including an accounting of all of the Distributions made pursuant to
Section 9.03 hereof. (d) In addition to all of the other terms and provisions of this Article IX, the General Partner is entitled in its discretion to retain a cash warranty reserve of up to a maximum of One Thousand Five Hundred Dollars ($1,500) for each house sold in the Development. The General Partner shall maintain that warranty reserve for a maximum of one (1) year and during that period shall use said reserve to fund all warranty repairs only for the house for which such reserve was created. At the end of said one (1) year, the remaining warranty reserve for each house, if any, shall be either returned to the Partnership general fund and shall be used to fund on-going Partnership operations and expenses, if any, or distributed to the Partners pursuant to
Section 5.02(b) or distributed to the Partners or others pursuant to Section
9.03 hereof, as appropriate. Notwithstanding the foregoing, if the cost of the warranty repairs to any house in the Development exceeds the warranty reserve for such house and the Partnership has not distributed all of its cash or assets, the Partnership is authorized to use other available Partnership cash or assets to fund such additional required warranty repairs. However, if the Partnership does not, for any reason including liquidation of the Partnership assets, have any available cash or assets to fund such additional required warranty repairs, no Partner has any obligation or liability whatsoever to contribute any money or assets to the Partnership whatsoever to fund such repairs. (e) Subject to the foregoing, the business and affairs of the Partnership shall be wound up and its assets distributed in the manner provided by the laws of the State of California. (f) After all of the debts of the Partnership have been paid, the Partners may elect by mutual agreement to distribute the assets of the Partnership in kind. In such event, the Partners shall evaluate such assets on a mutually acceptable basis and only if such a basis is agreed to and the evaluation made, the assets shall be distributed to the Partners in the same proportion as if said Distributions were in cash as set forth in Section 9.03 hereof.

9.03 Distribution of Proceeds. The proceeds from the liquidation of the assets of the Partnership shall be distributed in the following amounts and order: (a) First, payment of the expenses of liquidation; (b) Next, payment of the debts of the Partnership, both secured and unsecured, other than debts owing to Partners; (c) Next, payment of debts owing to Partners; (d) Next, to the Partners in accordance with the positive balances in their Capital Accounts, as determined after taking into account all capital account adjustments for the fiscal year during which the liquidation occurs (or, if later, within 90 days after the date of such liquidation), other than any capital account adjustments which are made pursuant to this Section 9.03. No Partner shall be required to contribute to the Partnership any negative balance in such Partner's Capital Account; and (e) Last, to the Partners in the percentage they share in the Cash Distributions of the Partnership as set forth in Section 5.03(b)(v).

ARTICLE X
BOOKS AND RECORDS

10.01 Partnership Records. The General Partner shall keep and maintain at the Partnership's office such Partnership books, records and documents as required under the Revised Act including, but not limited to, the following: (a) A current list of the full name and last known business or residence address of each Partner set forth in alphabetical order together with the contribution and the Percentage Interest owned by each Partner; (b) A copy of the Certificate of Limited Partnership and all Certificates of Amendment, and executed copies of any powers of attorney pursuant to which any Certificate has been executed; (c) Copies of the Partnership's federal, state and local income tax or information returns and reports for the six (6) most recent taxable years; (d) An executed copy of the Limited Partnership Agreement and all amendments thereto; (e) Copies of financial statements of the Partnership, if prepared, for the six (6) most recent fiscal years; and (f) The Partnership's books and records for the current and past three (3) fiscal years.

10.02 Delivery and Inspection of Partnership Records. (a) Upon the request of any Limited Partner, the General Partner shall promptly deliver to all Limited Partners, at the expense of the Partnership, a copy of any or all of the information required to be maintained pursuant to Section 10.01 hereof and any such other data or information about the operations of the Partnership or any financial information about the Partnership requested by said Limited Partner provided that such requested data and or information is reasonable in amount and scope and can be compiled by the General Partner with a reasonable effort.
(b) Each Limited Partner has the right, upon reasonable prior notice, to inspect and copy during normal business hours any and all of the Partnership records required to be maintained pursuant to Section 10.01 hereof.

10.03 Reports. Upon the written request of any Limited Partner, the General Partner shall cause to be prepared and delivered to each Limited Partner the following reports of Partnership operations: (a) An income statement of the Partnership for the initial three-month, six-month and nine-month period of each fiscal year of the Partnership and a balance sheet of the Partnership as of the end of each period. (b) An income statement for each fiscal year of the Partnership, a balance sheet of the Partnership as of the end of each such year and a statement of cash flows of the Partnership for such year. (c) A weekly sales report showing the number of houses in the Development that were placed under contract for sale during said week and the sales price of each. (d) A monthly construction schedule report showing the actual progress/status of the construction of the Development during said calendar month. (e) A monthly construction budget report showing Inco's estimate of the Direct Construction Costs incurred during said calendar month and Inco's estimate of the Direct Construction Costs of the Development incurred to date. (Inco cannot produce actual costs to compare against the Proforma until the completion of the Development.) (f) Such other reports as may from time to time be reasonably requested by a Limited Partner pertaining to the construction or marketing of the Development or the operation of the Partnership or the financial status of the Partnership.

10.04 Tax Returns. (a) Certified public accountants for the Partnership shall be retained and instructed by the General Partner to timely prepare and file all required income tax returns for the Partnership. (b) The General Partner shall send, or cause to be sent, to each Partner within ninety (90) days after the end of each taxable year the information necessary for the Partner to complete his federal and state income tax or information returns, and, if requested by a Limited Partner, the General Partner shall also send such Partner a copy of the Partnership's complete federal, state and local income tax or information returns for the year. (c) The General Partner shall be the "Tax Matters Partner" for the purposes of Section 6231(a)(7) of the Code.

10.05 Bank Accounts. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in the name of the Partnership in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may from time to time determine.

10.06 Accountants. The certified public accountants for the Partnership shall be selected by the General Partner.

10.07 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

ARTICLE XI
GENERAL PROVISIONS

11.01 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally, by an overnight delivery service or by the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or communication is served by overnight delivery service, service shall be conclusively deemed made within twenty-four (24) hours after it was delivered to said overnight delivery service. If such notice, demand or communication is given by mail, service shall be conclusively deemed made forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as set forth on Exhibit B hereto. Any party hereto may change his address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other parties hereto.

11.02 Applicable Law and Severability. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed therein. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

11.03 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their respective obligations hereunder and to carry out the intent of the parties hereto.

11.04 Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

11.05 Attorney's Fees. In the event any action be instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to be awarded from the losing party such reasonable attorney's fees, costs and expenses (including all court costs) as the Court may award.

11.06 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties and any and all prior agreements, understandings, or representations of any kind are hereby terminated and canceled in their entirety and are of no further force or effect. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto.

11.07 Captions. The captions appearing at the commencement of the paragraphs hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the paragraph at the head of which it appears, the paragraph and not such caption shall control and govern in the construction of this Agreement.

11.08 No Partition. No Partner, without the prior written consent of the General Partner, shall have any right, power or authority to make application to any court or commence or prosecute any action or to in any way force the partition or involuntary sale of any Partnership property, including particularly the Real Property, and, in the event any such application is made or any such action is commenced, the General Partner or any other Partner, in their own name or in the name of the Partnership, in addition to all other rights and remedies provided hereunder, at law and in equity, shall have the right to obtain an injunction, decree and/or restraining order to enjoin or stop such application, action or proceeding.

11.09 Counsel For the Partnership. The Partnership shall retain the services of Thomas E. Gibbs, Jr. who shall provide certain of the legal services pertaining to the formation, administration and operation of the Partnership, including drafting this Limited Partnership Agreement. The Partnership shall pay Mr. Gibbs the fees for his professional services and shall reimburse him for all of his direct costs incurred on behalf of the Partnership. The Partners acknowledge that Mr. Gibbs represents the Partnership and not any of the respective Partners; provided, however, the Limited Partners are further advised and hereby acknowledge that Mr. Gibbs also represents Inco Homes with respect to other matters. Accordingly, there may be a potential conflict between Mr. Gibbs legal representation of Inco Homes and the legal position of one or all of the Limited Partners. By executing this Agreement, the Limited Partners each hereby waive any such potential conflict in interest and agree to obtain separate legal counsel to represent their respective legal interest with respect to entering into this Agreement.

11.10 Arbitration. The parties shall submit any dispute concerning the interpretation of or the enforcement of rights and duties under this Agreement to final and binding arbitration pursuant to the rules of the American Arbitration Association. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of any party, three neutral arbitrators, appointed in accordance with the rules of the American Arbitration

Association. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator(s) may award damages and/or permanent injunctive relief, but in no event shall the arbitrator(s) have the authority to award punitive or exemplary damages. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

IN WITNESS WHEREOF, the parties have executed and delivered this Limited Partnership Agreement as of the date first set forth above.

GENERAL PARTNER:
Inco Homes Corporation,
a Delaware corporation

By ___________________________
Ira C. Norris,
Chairman and CEO

LIMITED PARTNERS:

Julia Construction, Inc., a California Corporation

By __________________________
Li-Ping Cheng, President

_____________________________
Fred E. Liao

_____________________________
Bob C. Chang